Exhibit 99.1

Contact:	Jeremy Smeltser

      704-752-4478

      E-mail: investor@spx.com

SPX ANNOUNCES NEW POLICIES ON

CASH DIVIDENDS AND STOCK COMPENSATION

CHARLOTTE, NC – December 10, 2003 – SPX Corporation (NYSE:SPW) today announced that its Board of Directors has approved the implementation of a quarterly dividend program. Pursuant to the program, SPX expects to declare a quarterly dividend payable early in each fiscal quarter, with the first dividend payment expected to be early in the second quarter 2004. The Board has approved an initial target quarterly dividend level of $0.25 per share. The actual amount of each quarterly dividend, as well as each declaration date, record date and payment date, is subject to the discretion of the Board, and the target dividend level may be adjusted during the year at the discretion of the Board.

The factors the Board is expected to consider in determining the actual amount of each quarterly dividend will include SPX’s financial performance and on-going capital needs, the company’s ability to declare and pay dividends under the terms of its credit facility and bond indenture, and other factors deemed relevant.

The company also announced today that it plans to use restricted stock and restricted stock units in lieu of stock options commencing in 2004. The company expects to communicate the amount and timing of such compensation during the first quarter of 2004. The restricted stock and restricted stock units will be granted pursuant to the company’s existing, shareholder-approved 2002 Stock Compensation Plan.

SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology and service solutions. The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to the company’s public filings for discussion of certain important factors that relate to forward-looking statements contained in this press release. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.